UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): March 7, 2007
Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-15281 (Commission File Number)	76-0233274 (I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal executive offices and zip code)
(281) 719-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(e) On March 7, 2007, Repros Therapeutics Inc. (the “Company”) entered into an Employment Agreement with its Chief Medical Officer, Andre van As, M.D., Ph.D. Dr. van As was originally hired effective December 16, 2006 under an offer letter with the employment agreement to be entered into at a future date. Under the Employment Agreement, Dr. van As’ annual base salary is $261,000, paid semi-monthly, as originally provided in the offer letter. The Employment Agreement acknowledged Dr. van As’ receipt of an option to purchase 50,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Option Plan which was granted on the date of hire and disclosed previously. The option vests at a rate of 1/12th per quarter over a three year period and accelerates in full upon a change of control (as defined in the Employment Agreement) of the Company. Also, the Employment Agreement provides that Dr. van As is entitled to six months of severance if we terminate his employment without cause (as defined in the Employment Agreement) or he terminates his employment with good reason (as defined in the Employment Agreement). The Employment Agreement has a term that expires upon the first anniversary of its date, but it automatically renews for successive one year terms.
The foregoing description of the Employment Agreement is intended to summarize the terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description

10.1	Employment Agreement between the Company and Dr. Andre van As dated March 7, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: March 8, 2007.	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement between the Company and Dr. Andre van As dated March 7, 2007.